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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1996 Employee Stock Purchase Plan (No. 333-12487); the Amended 1992 Stock Option Plan (No. 333-81181); the Amended 1996 Directors Stock Option Plan and the Amended 1992 Stock Option Plan (No. 333-93527) and Form S-3 (Nos. 333-70355, 333-51013, 333-821155, 333-88705, 333-89861,
333-89981, 333-88705 and 333-96221) and in the related prospectuses of Geron Corporation of our report dated February 11, 2000, with respect to the consolidated financial statements of Geron Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                       /s/ ERNST & YOUNG LLP


San Jose, California
March 9, 2000